                                                                      EXHIBIT 14

(SED(TM) INTERNATIONAL LOGO)

                SED INTERNATIONAL HOLDINGS, INC. CODE OF ETHICS
           FOR FINANCIAL OFFICERS OF SED INTERNATIONAL HOLDINGS, INC.
                          AND ITS AFFILIATED COMPANIES

     SED International Holdings, Inc. ("SED") values its reputation for honesty, integrity and high ethics. We wish to continue to conduct our business activities according to the highest moral, ethical and legal standards. Therefore, we ask each of our senior financial officers to make a personal commitment to comply with the policies set forth in this Code of Ethics, and to foster a culture in which complying with these policies is at the core of our business activities.

I.   SED'S POLICIES

     _ Adopt effective processes to facilitate SED's timely filing of accurate and complete periodic reports, certifications, statements and proposals.

          - Maintain complete, accurate and timely records and accounts to reflect all business transactions.

          -    Maintain sound processes and controls.

          - Provide timely, candid forecasts and assessments of SED's financial position.

          - Follow all of SED's accounting procedures as well as all generally accepted accounting principles, standards, laws and regulations for accounting and financial reporting of transactions, estimates and forecasts.

     - Obey all applicable laws and regulations governing SED's business worldwide.

     - Be honest, fair and trustworthy in all your SED activities and relationships.

          - Never make a deliberate misrepresentation concerning an SED company or its business operations. Never create or assist anyone in creating a false or misleading entry in any book or business record of an SED company. No unrecorded or "hidden" funds or assets are permitted in any circumstances.

     -    Avoid all conflicts of interest between work and personal affairs.

          - Disclose you're outside activities, financial interests or relationships that may present a possible conflict of interest or the appearance of a conflict. Make your disclosures in writing to the Audit Committee of SED's Board of Directors.

          - Make decisions in the best interest of SED and not for personal gain.

          - Obtain the approval of SED's Board of Directors before either you or any of your immediate family members acquires a financial interest in any of SED's competitors, suppliers or customers, where such interest is of such character or magnitude that it could influence the dealings between such competitor, supplier or customer and SED.

          - Obtain the approval of SED's Board of Directors before either you or any of your immediate family members accepts employment with an outside business concern where such employment could adversely affect your work performance at SED.

          - Obtain the approval of SED's Board of Directors before you accept a board position with an outside business concern or with a not-for-profit entity where there may be an SED business relationship with the entity or an expectation of financial or other support from SED.

          - Ensure that neither you nor any of your immediate family members accept gifts or favors that create any obligation--either stated or implied--to a competitor, supplier of customer of SED.

          - Do not offer any gift or favor to any employee, or a member of the immediate family of an employee, of a competitor, supplier or customer which is excessive under the circumstances, if the gift or favor might place the recipient under any obligation to you or to an SED company.

          - Kickbacks, bribes, rebates or other illegal consideration are never acceptable, and must never be either given or accepted by anyone acting on behalf of an SED company. Be particularly alert to any governmental agency rules limiting or prohibiting gifts or other favors.

          - Do not use or disclose any confidential or non-public information learned through your employment with an SED company, either for your own or someone else's personal benefit. Use of such information may also violate strict federal laws against "insider trading" in securities.

     - Through your leadership, sustain a culture in which ethical conduct is recognized, valued and exemplified by all employees.

II.  Officers' Responsibilities

     - Gain an understanding of SED's policies and of the issues covered by each policy.

     - Seek assistance from SED's legal counsel or other SED resources when you have questions about application of the policies.

     - Promptly raise any concern you or others may have about possible violations of any SED policy. You may raise an integrity concern with any of SED's legal counsel, SED's auditor, the Audit Committee of SED's Board of Directors, or SED's Board of Directors. You may raise a concern orally or in writing, and, if you prefer, you can do it anonymously. SED will not retaliate or take adverse action against any officer for raising or helping to resolve an integrity concern.

     -    Cooperate in SED investigations into concerns about an SED policy.

     - Ensure that employees under your direction understand the requirements of SED policies and applicable law.

     - Encourage employees under your direction to raise their integrity questions and concerns.

     - Use employee actions and judgments in promoting and complying with SED policies as considerations when evaluating and rewarding employees.

     - Implement appropriate control measures in business processes to detect heightened compliance risks and/or violations.

     - Take prompt corrective action to fix any identified weaknesses in compliance measures.

     -    Take appropriate disciplinary action.

     - Consult with SED legal counsel and make appropriate disclosures to regulators and law enforcement authorities.

III. Sanctions for Violations

     - Officers who violate SED's policies are subject to disciplinary action up to and including termination of employment. Conduct that may result in discipline includes:

          -    Actions that violate an SED policy.

          -    Requesting others to violate an SED policy.

          - Failure to promptly raise a known or suspected violation of an SED policy.

          - Failure to cooperate in SED investigations of possible violations of an SED policy.

          - Retaliation against an employee for reporting an integrity concern.

          - Failure to demonstrate the leadership and diligence needed to ensure compliance with SED policies and applicable law.

The Board of Directors of SED as of this 5th day of November 2002 has adopted this Code of Ethics.


---------------------------
Signature

---------------------------
Print Name

---------------------------
Date